EXHIBIT 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate Announces 3rd Quarter Earnings in Line with Previous Guidance

Worldwide Sales and Unit Volume up Strongly

Board Approves Buyback of 20 Million Colgate Shares

New York, New York, October 20, 2004… Colgate-Palmolive Company (NYSE:CL) today announced strong worldwide sales and unit volume growth for third quarter 2004 and operating profit slightly ahead of the year ago quarter’s record level. These results were in line with the Company’s earnings guidance on September 20, 2004. Global sales and global unit volume each grew 8.5% during the quarter, excluding divestments, with the recently acquired GABA business contributing 2.0%. Worldwide dollar sales as reported increased 7.0%, which includes the effect of divestments, 2.0% positive foreign exchange and 2.0% lower pricing brought about by increased commercial spending.

As per previous guidance, net income was $329.0 million in the quarter, down 10% from the year ago quarter. Diluted earnings per share declined 8% to $.58 vs. $.63 in third quarter 2003. The GABA acquisition had a negative effect on earnings of less than $.01 per share during the quarter.

As previously communicated, the combined effect of increased commercial spending and increases in raw and packing material costs more than offset sizable savings generated by the Company’s global “Funding the Growth” savings programs. This resulted in gross profit margin for the quarter of 54.8%, slightly below last year’s record high level.

The global tax rate in the quarter was 35.2%, more than 700 basis points higher than last year’s third quarter rate of 27.6%. The increase in the tax rate was somewhat higher than the previous 32.7% guidance, due primarily to increased commercial spending in low tax rate countries. The Company has projected its tax rate to improve to approximately 33% in the fourth quarter, and to improve further in 2005.

Reuben Mark, Chairman and CEO said, “Our aggressive commercial spending in key countries around the world is showing results. Excellent top-line volume growth this quarter exceeded our expectations, particularly in North America and Latin America, with every division worldwide up in unit volume. We expect good top-line growth to continue in both the fourth quarter and 2005.

“Market shares are high and getting higher worldwide. Toothpaste share is at an all-time record high in the U.S., and our leadership in this core category is increasing in other competitive markets around the world. Underlying these share gains are large media increases here and abroad.”

The Company also reaffirmed its previous earnings guidance for fourth quarter 2004, which coincides with the range of external estimates of $.57 to $.59 per share.

Mr. Mark continued, “In the U.S. and overseas, Colgate’s marketing and financial fundamentals are very solid. Top-line growth is excellent, and is expected to remain so, although it has come at a cost to short-term profits. Looking forward, Colgate has always been very good at methodically improving profitability, and we fully expect our current investment in key countries combined with accelerated “Funding the Growth” programs will lead to higher profits in 2005 and beyond.”

During the quarter, Colgate strengthened its balance sheet with all key capitalization ratios improving since the June 2004 GABA acquisition. Working capital as a percent to sales improved since the prior quarter from 4.3% to 3.4%. Cash flow provided by operations in the quarter increased 7%, but was slightly below last year’s record year-to-date level, reflecting one-time non-operating capital gains taxes paid during the period from the prior sale of detergent businesses.

Separately, Colgate’s Board of Directors voted yesterday to authorize an enhanced repurchase plan to buy back 20 million shares of Colgate stock between now and year-end 2005. This will allow the repurchase of Colgate shares at twice the rate actually purchased in 2003 and year-to-date 2004. Purchases at these increased levels will begin immediately.

At 11:00 a.m. ET today, Colgate will host a conference call to elaborate on third quarter results and to discuss the Company’s ongoing expectations. To access this call as a webcast, please go to Colgate’s web site at http://www.colgate.com.

The following are comments about divisional performance. See attached Geographic Sales Analysis and Segment Information schedules for additional information on divisional sales and operating profit.

North America (23% of Company Sales)

Positive growth momentum continued in North America, fueled by new product sales and market share gains. Unit volume grew 6.5%, with sales up 4.0% during the quarter. Consumer takeaway of Colgate’s products in the U.S. grew at a record pace during the third quarter, nearly double that of the second quarter. North American operating profit increased 5% despite a double-digit increase in commercial investment during the period.

Colgate’s leadership of the U.S. toothpaste market grew substantially during the quarter. Colgate’s share of the U.S. toothpaste market also increased sequentially in each of the last six months, reaching a record high in the month of September at 37.3%, over seven full share points ahead of the number two competitor.

New product launches, renewed focus on core businesses and increased commercial investment in the U.S. are generating strong volume and market share growth across categories. In oral care, Colgate Max Fresh toothpaste, the only toothpaste infused with mini-breath strips that dissolve instantly upon brushing, is off to a strong start and new increased media with support behind Colgate Total toothpaste has helped drive quarterly market share for the Colgate Total equity to an all-time high. In personal care, new products driving growth include Softsoap Naturals Vanilla Brown Sugar and Softsoap Naturals Morning Mist body washes. Palmolive Oxy Plus dishwashing liquid with its strong grease cutting formula contributed to growth in home care with its ACNielsen national market share at nearly 4% just months after launch.

Europe (26% of Company Sales)

European dollar sales and unit volume, excluding divestments, grew 19.5% and 16.0%, respectively, during the quarter. The GABA acquisition added 8.5% to both sales and volume growth for the region. Strong volume gains were achieved in Italy, Germany, the United Kingdom, Spain, Russia, Turkey, Belgium, Greece, Adria, Romania and Ukraine. European dollar sales and unit volume as reported, which reflect the divestment of detergents in Europe, the GABA acquisition and the 7.0% positive effect of foreign exchange, increased 14.5% and 11.0%, respectively. Dollar operating profit increased 5% to an all-time record level even after strongly increased commercial investment behind Colgate brands during the quarter.

Colgate continued to strengthen its toothpaste leadership in Western Europe during the quarter with market shares increasing in 13 countries across the region, and reaching record highs in Italy, the United Kingdom and Portugal. Successful new products driving this strong growth include Colgate Sensitive, Colgate Total Advanced Fresh and Colgate Oxygen toothpastes. In personal care, the roll-out of new Palmolive multi-form deodorants is adding incremental market share throughout the region as is Palmolive Aroma Crème, Palmolive Thermal and Palmolive Thermal Spa shower gels. In fabric care, the success of Soupline Hearts fabric conditioner contributed to growth during the quarter.

Throughout Central Europe and Russia strong results were achieved across all key categories. In Russia, for example, Colgate’s share of the toothpaste market is at 17.5% for the latest period, nearly double what it was three years ago. Colgate’s share of the shower gel market in Russia has also nearly doubled over the same time period. New products contributing to growth throughout the region include Colgate Propolis and Colgate Herbal Propolis toothpastes, Colgate Whitening and Colgate Massager toothbrushes, Palmolive Aroma Crème, Palmolive Thermal and Palmolive Thermal Spa shower gels and Mennen Speed Stick 24/7 deodorants now available in both stick and aerosol forms.

Latin America (21% of Company Sales)

Colgate’s strong volume recovery in Latin America continued, with a 9.0% unit volume increase in third quarter 2004, excluding divestments, the strongest volume growth in 17 quarters. Nearly every country in the region contributed to the strong volume gains including Mexico, Brazil, Venezuela, Argentina, Colombia, Central America, Ecuador, Chile and Peru. Dollar sales rose 4.5%, excluding divestments and after negative foreign exchange of 4.5%. Latin American dollar sales and unit volume as reported, which reflect the divestment of detergents in Ecuador and Peru, grew 3.0% and 7.5%, respectively. Dollar operating profit declined 1% after a double-digit increase in commercial investment and negative foreign exchange.

Colgate continues to strengthen its already strong oral care leadership in key countries throughout the region. In Mexico, for example, increased advertising and marketing support behind growth-oriented brand-building activities has helped increase Colgate’s share of the toothpaste market from its already high level of 80%. New products contributing to growth in this category throughout the region include Colgate Total Advanced Fresh, Colgate Triple Action Mild Mint, Colgate Sensitive and Colgate Herbal Whitening toothpastes. The Colgate brand expanded its leadership in manual toothbrushes throughout the region by more than three full share points year-to-date driven by the success of Colgate Navigator Plus and Colgate Massager manual toothbrushes. Driving growth in other categories are Palmolive Aromatherapy translucent bar soap, Palmolive Naturals Milk & Rose Petals shower gel and Lady Speed Stick Aloe multiform deodorants.

Asia/Africa (17% of Company Sales)

Asia/Africa sales and unit volume, excluding divestments, grew 4.5% and 6.0%, respectively, on top of a very strong performance in the year ago quarter. Strong volume gains were achieved in China, India, Taiwan, Philippines, Thailand, Malaysia, Australia and South Africa. Asia/Africa sales and unit volume as reported rose 3.5% and 5.0%, respectively, reflecting divestments and favorable foreign exchange. After a significant increase in commercial investment, dollar operating profit for the region was relatively flat with third quarter 2003’s record level.

Strong growth and market share gains were achieved across the region. In China, Colgate continues its leadership of the toothpaste market with its national ACNielsen market share at 32.0%, nearly twelve share points ahead of the number two competitor. In the Philippines, Colgate’s share of the toothpaste market reached a record high during the quarter and growth momentum continued in India where Colgate’s toothpaste market share reached its highest quarterly level this year. Successful new products driving gains include Colgate Herbal Salt, Colgate Total Advanced Fresh and Darlie Herbal Natural toothpastes, and the relaunch of Colgate Total toothpaste with new packaging and television advertising highlighting its 12 benefits and 12 hour protection. In personal care, Palmolive Naturals Milk & Rose Petals shower gel and Palmolive Naturals Silky Straight shampoo contributed to growth.

Hill’s Pet Nutrition (13% of Company Sales)

Innovative new products and veterinary endorsements continue to drive growth at Hill’s, the world leader in specialty pet food. Healthy results both domestically and internationally contributed to 3.5% global unit volume growth in the quarter. Dollar sales rose 9.0% versus third quarter 2003, reflecting this volume growth, favorable foreign exchange and the effect of a domestic price increase. Dollar operating profit declined 4% reflecting the combination of sharply higher agricultural commodities and a double-digit increase in commercial investment.

New products driving growth in the U.S. specialty retail channel include Science Diet Advanced Protection and new Science Diet Large Breed Light and Science Diet Large Breed Senior, the latest additions to a full line of nutrition specially formulated for large breed dogs. Marketing support for the new large breed diets included extensive in-store displays and full page print ads in pet retailer circulars.

Internationally, strong volume growth was achieved in Australia, Spain, South Africa, Switzerland, France, Hong Kong, Russia and Japan. Science Plan Nature’s Best and Prescription Diet Feline m/d contributed to the strong international results.

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s website at http://www.colgate.com.

Sales and unit volume growth, both worldwide and in relevant geographic divisions, are discussed in this release both as reported and excluding divestments. Management believes this provides useful information to investors as it allows comparisons of sales and volume growth from ongoing operations. The Company defines free cash flow before dividends as net cash provided by operations less capital expenditures. As management uses this measure to evaluate the Company’s ability to satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities, the Company believes that it provides useful information to investors. Free cash flow before dividends is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. Free cash flow before dividends is not a GAAP measurement and may not be comparable to similarly titled measures reported by other companies.

This press release and the related webcast (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2003) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s website at http://www.colgate.com.

(See attached tables for third quarter results.)

Colgate-Palmolive Company Condensed Consolidated Statements of Income

For the three and nine months ended September 30, 2004 and 2003

(Dollars in Millions Except Per Share Amounts) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales	$2,695.7	$2,523.8	$7,780.9	$7,330.8
Cost of Sales	1,219.0	1,136.5	3,481.0	3,292.5
Gross Profit	1,476.7	1,387.3	4,299.9	4,038.3
Gross Profit Margin	54.8%	55.0%	55.3%	55.1%
Selling, General & Administrative Expenses	939.0	852.0	2,646.1	2,435.0
Operating Profit	537.7	535.3	1,653.8	1,603.3
Operating Profit Margin	19.9%	21.2%	21.3%	21.9%
Net Interest Expense	30.1	30.4	87.7	95.7
Income Before Income Taxes	507.6	504.9	1,566.1	1,507.6
Provision for Income Taxes	178.6	139.5	524.7	458.4
Effective Tax Rate	35.2%	27.6%	33.5%	30.4%
Net Income	329.0	365.4	1,041.4	1,049.2
Net Earnings Per Common Share
Basic	$.61	$.67	$1.92	$1.92
Diluted	$.58	$.63	$1.83	$1.81
Average Common Shares Outstanding
Basic	530.8	537.9	531.7	537.7
Diluted	568.8	579.1	570.6	580.4

Colgate-Palmolive Company Condensed Consolidated Balance Sheets

As of September 30, 2004, December 31, 2003 and September 30, 2003

(Dollars in Millions) (Unaudited)

	September 30, 2004	December 31, 2003	September 30, 2003
Cash and cash equivalents	$370.6	$265.3	$256.1
Receivables, net	1,286.7	1,222.4	1,195.4
Inventories	863.4	718.3	772.8
Other current assets	295.2	290.5	250.6
Property, plant and equipment, net	2,529.5	2,542.2	2,502.4
Other assets, including goodwill and intangibles	3,144.2	2,440.1	2,428.7

Total assets	$8,489.6	$7,478.8	$7,406.0

Total debt	3,684.7	3,102.9	3,235.7
Other current liabilities	2,067.5	2,027.4	1,915.5
Other non-current liabilities	1,490.3	1,461.4	1,417.6
Total shareholders’ equity	1,247.1	887.1	837.2

Total liabilities and shareholders’ equity	$8,489.6	$7,478.8	$7,406.0

Supplemental Balance Sheet Information:
Debt less cash and marketable securities*	$3,292.0	$2,800.7	$2,974.4
Working capital % of sales	3.4%	1.7%	3.0%
After-tax return on capital	32.9%	38.0%	37.1%

*	Marketable securities of $22.1, $36.9 and $5.2 as of September 30, 2004, December 31, 2003 and September 30, 2003, respectively, are included in Other current assets.

Colgate-Palmolive Company Condensed Consolidated Statements of Cash Flows

For the nine months ended September 30, 2004 and 2003

(Dollars in Millions) (Unaudited)

	2004	2003
Operating Activities:
Net income	$1,041.4	$1,049.2
Restructuring	(14.7)	—
Depreciation and amortization	241.2	230.6
Deferred income taxes	(1.2)	17.4
Changes in:
Receivables	(30.7)	(10.4)
Inventories	(127.8)	(74.3)
Accounts payable and other accruals	131.2	75.6
Other non-current assets and liabilities	(8.9)	(8.4)

Net cash provided by operations	1,230.5	1,279.7

Investing Activities:
Capital expenditures	(198.8)	(187.1)
Payment for acquisitions, net of cash acquired	(765.0)	—
Other investing activities	52.6	50.5

Net cash used in investing activities	(911.2)	(136.6)

Financing Activities:
Proceeds from (payments on) debt issuances, net	578.8	(414.0)
Dividends paid	(397.4)	(366.4)
Purchases of treasury shares	(453.2)	(348.7)
Proceeds from exercise of stock options	67.6	71.5

Net cash used in financing activities	(204.2)	(1,057.6)

Effect of exchange rate changes on cash and cash equivalents	(9.8)	2.7

Net increase in cash and cash equivalents	105.3	88.2
Cash and cash equivalents at beginning of period	265.3	167.9

Cash and cash equivalents at end of period	$370.6	$256.1

Supplemental Cash Flow Information:
Free cash flow before dividends (net cash provided by operations less capital expenditures)
Net cash provided by operations	$1,230.5	$1,279.7
Less: Capital expenditures	(198.8)	(187.1)

Free cash flow before dividends	$1,031.7	$1,092.6

Colgate-Palmolive Company Segment Information

For the three and nine months ended September 30, 2004 and 2003

(Dollars in Millions) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Net Sales
Oral, Personal, and Home Care
North America	$623.3	$600.3	$1,770.7	$1,782.4
Latin America	566.7	549.0	1,652.6	1,591.8
Europe	689.3	601.5	1,915.1	1,710.1
Asia/Africa	465.8	451.0	1,401.0	1,289.5

Total Oral, Personal, and Home Care	2,345.1	2,201.8	6,739.4	6,373.8
Total Pet Nutrition	350.6	322.0	1,041.5	957.0

Total Net Sales	$2,695.7	$2,523.8	$7,780.9	$7,330.8

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Operating Profit
Oral, Personal, and Home Care
North America	$137.2	$131.0	$409.0	$433.7
Latin America	151.8	153.1	469.9	453.4
Europe	135.0	128.0	395.8	369.6
Asia/Africa	72.0	72.4	235.1	208.0

Total Oral, Personal, and Home Care	496.0	484.5	1,509.8	1,464.7
Total Pet Nutrition	86.8	90.4	281.6	269.4
Total Corporate	(45.1)	(39.6)	(137.6)	(130.8)

Total Operating Profit	$537.7	$535.3	$1,653.8	$1,603.3

The Company evaluates segment performance based on several factors, including operating profit. The Company uses operating profit as a measure of operating segment performance because it excludes the impact of corporate-driven decisions related to interest expense and income taxes. Corporate operations include research and development costs, unallocated overhead costs, restructuring costs, and gains and losses on sales of non-strategic brands and assets.

Colgate-Palmolive Company—Geographic Sales Analysis

Percentage Changes—Third Quarter 2004 vs 2003

September 30, 2004

(Unaudited)

	3rd Qtr Sales Change As Reported	3rd Qtr Sales Change Ex-Divestment	COMPONENTS OF SALES CHANGE 3rd Quarter			9 Months Sales Change As Reported	9 Months Sales Change Ex-Divestment	COMPONENTS OF SALES CHANGE 9 Months
Region			Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange			Ex-Divested Volume	Pricing Coupons Consumer & Trade Incentives	Exchange
Total Company *	7.0%	8.5%	8.5%	-2.0%	2.0%	6.0%	7.5%	6.0%	-1.5%	3.0%
Europe *	14.5%	19.5%	16.0%	-3.5%	7.0%	12.0%	16.5%	10.5%	-3.0%	9.0%
Latin America	3.0%	4.5%	9.0%	0.0%	-4.5%	4.0%	4.5%	6.5%	2.0%	-4.0%
Asia/Africa	3.5%	4.5%	6.0%	-4.5%	3.0%	8.5%	10.0%	8.0%	-4.0%	6.0%
Total International	7.5%	10.0%	10.5%	-2.5%	2.0%	8.0%	10.5%	8.5%	-1.5%	3.5%
North America	4.0%	4.0%	6.5%	-3.0%	0.5%	-0.5%	-0.5%	1.5%	-2.5%	0.5%
Total CP Products	6.5%	8.0%	9.0%	-2.5%	1.5%	5.5%	7.0%	6.5%	-2.0%	2.5%
Hill’s	9.0%	9.0%	3.5%	1.5%	4.0%	9.0%	9.0%	4.0%	1.0%	4.0%

* NOTE:

GABA was acquired June 1, 2004.

The impact of GABA on the third quarter for both sales and ex-divested volume was 2.0% for the Total Company and 8.5% for Europe.

The impact of GABA on the nine months for both sales and ex-divested volume was 1.0% for the Total Company and 4.0% for Europe.